Exhibit 11

                     Golden American Life Insurance Company
                 Computation of Earnings Per Share (unaudited)
                     (in thousands, except per share data)

                                                     Quarter Ended September 30                Nine Months Ended September 30
                                                     --------------------------                ------------------------------
                                                     1995                  1994                1995                      1994
                                                     ----                  ----                ----                      ----
Net Income                                         $1,065                $ 559                 $2,176                  $1,496

Weighted average number of shares
  outstanding during the period                       250                  250                    250                     250
                                                    -----                -----                  -----                   -----
Earnings Per Share                                  $4.26                $2.24                  $8.70                   $5.98
                                                    =====                =====                  =====                   =====
